Exhibit (k)(i)

ADMINISTRATION AGREEMENT

        THIS AGREEMENT, executed as of July 1, 2004 by and between Mount Yale Portfolio Advisors, LLC (hereinafter called the “Administrator”), and Mount Yale Opportunity Fund, LLC (hereinafter called the “Company”).

W I T N E S S E T H

        WHEREAS, the Company and Mount Yale Asset Management, LLC (the “Investment Adviser”) have entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) pursuant to which the Investment Adviser has agreed to act as investment adviser for, and to manage the affairs, business and investment of the assets of the Company; and

        WHEREAS, the Company desires to retain the Administrator to render certain administrative services for the Company in the manner and on the terms and conditions hereafter set forth; and

        WHEREAS, the Administrator desires to be retained to perform such services on said terms and conditions.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and the Administrator agree as follows:

        1.       Duties of the Administrator.   The Company hereby retains the Administrator to act as administrator of the Company, subject to the supervision and direction of the Board of Managers of the Company, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services: (i) maintain and keep certain books and records of the Company; (ii) prepare or review and, subject to approval by the Company, file certain reports and other documents required by U.S. federal, state and other applicable U.S. laws and regulations to maintain the Company’s registration as an closed-end management investment company and the registration of the Company’s limited liability company interests (the “Interests”); (iii) coordinate tax-related matters; (iv) respond to inquiries from Company investors; (v) calculate, or arrange for the calculation of, the net asset value of the Company’s Interests; (vi) oversee, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Company by others, including its custodian, as well as accounting, auditing and other services; (vii) provide the Company with the services of persons competent to perform the foregoing administrative and clerical functions; (viii) provide the Company with administrative offices and data processing facilities; (ix) arrange for payment of the Company’s expenses; (x) consult with the Company’s officers, independent accountants, legal counsel and custodian in establishing the accounting policies of the Company; (xi) prepare such financial information and reports as may be required by any banks from which the Company borrows funds; and (xii) provide such assistance to the Investment Adviser, the custodian and the Company’s counsel and auditors as generally may be required to carry on properly the business and operations of the Company. The Company agrees to cause its custodian and the Investment Adviser to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, daily valuation of investments in local currency (which may be based on information provided by a pricing service) as well as the daily conversion factor in order for the Administrator to price the Company in United States dollars, reports of expenses borne by the Company, the Company’s management letter to investors and such other information necessary for the Administrator to prepare the above referenced reports and filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

        2.     Compensation of the Administrator.

                (a)       For the services rendered to the Company by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator on the first business day of each quarter a fee in advance at an annual rate equal to the greater of (i) $75,000 per annum ($18,750 per quarter), or (ii) .25% per annum of the Company’s net assets. For the purpose of determining fees payable to the Administrator, the net assets of the Company shall be determined as of the start of business on the first business day of each quarter, after adjustment for any subscriptions effective on that date. The value of the Company’s net assets shall be computed at the times and in the manner specified in the Company’s Registration Statement on Form N-2, as amended from time to time (the “Registration Statement”). Compensation by the Company of the Administrator shall be pro-rated for any partial quarter of service, according to the proportion that such period bears to the full quarterly period and shall be payable within five (5) days after the end of the period to which such compensation relates.

                (b)       In addition to the compensation paid to the Administrator pursuant to paragraph 2(a), subject to the oversight of the Board of Managers of the Company, the Administrator shall be reimbursed by the Company for the out-of-pocket costs of employees of the Administrator loaned to the Company to provide regulatory compliance and other services in addition to those set forth in paragraph 1 hereof. Reimbursement for employee costs will be based on the percentage of such employee’s time devoted to the Company and will include a proportionate share of the employee’s salary and benefits. Reimbursement of the Administrator pursuant to this paragraph shall not exceed .10% per annum of the Company’s net assets in any quarter.

        3.     Expenses.

                (a)       Except as otherwise provided in this Agreement, the Administrator assumes and shall pay all of its costs and expenses necessary to perform the services set forth under under paragraph 1 hereof.

                (b)       The Company shall pay all its expenses which are not assumed by the Adviser in its capacity as the Company’s investment adviser. These Company expenses include, by way of example, but not by way of limitation, (a) brokerage and commission expenses; (b) interest charges on borrowings; (c) fees and expenses of legal counsel and independent auditors; (d) the Company’s organizational and offering expenses, whether or not advanced by the Adviser; (e) federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Company; (f) cost of certificates representing Interests of the Company and any other expenses (including clerical expenses) of issuance, sale or repurchase of the Interests of the Company; (g) association membership dues; (h) fees and expenses of registering and making notice filings with respect to the Company’s Interests under the appropriate federal and state securities laws; (i) expenses of printing and distributing reports, notices and proxy materials to Members; (j) costs of annual and special Members’ meetings; (k) expenses of filing reports and other documents with governmental agencies; (l) charges and expenses of the Company’s administrator and custodian; (m) expenses associated with the repurchase of Interests in the Company; (n) compensation of the Company’s officers, managers and employees that are not Affiliated Persons or Interested Persons (as defined in Section 2(a) of the Investment Company Act) of the Adviser; (o) the cost of other personnel providing services to the Company; (p) travel expenses for attendance of Board of Managers meetings by all members of the Board of Managers of the Company; (q) insurance expenses; (r) costs of stationery and supplies; and (s) any extraordinary expenses of a nonrecurring nature.

        4.     Limitation of Liability of the Administrator; Indemnification.

                (a)       The Administrator shall not be liable to any person for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder; provided, however, that nothing herein contained shall be construed to protect the Administrator against any liability to the Company to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

                (b)       The Administrator may, with respect to questions of law, apply for and obtain the advice or opinion of legal counsel and, with respect to the application of generally accepted accounting principles or federal tax accounting principles, apply for and obtain the advice or opinion of accounting experts. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

                (c)       The Company agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder. The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the Administrator’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that the Administrator is entitled to such indemnification and if the Directors of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Administrator shall provide a security for this undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of Managers of the Company who are neither “interested persons” of the Company (as defined in Section 2(a) (19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Managers”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Administrator ultimately will be found entitled to indemnification.

                (d)       As used in this Paragraph 4, the term “Administrator” shall include any affiliates of the Administrator performing services for the Company contemplated hereby and directors, partners, officers, agents and employees of the Administrator and such affiliates.

        5.     Activities of the Administrator.   The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

        6.     Duration and Termination of this Agreement.   This Agreement shall become effective as of the date first above written and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Company on sixty days’ written notice to the Administrator and by the Administrator on ninety days’ written notice to the Company. This Agreement shall automatically terminate in the event of its assignment.

        7.     Amendments of this Agreement.   This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Managers of the Company and such amendment is set forth in a written instrument executed by each of the parties hereto.

        8.     Governing Law.   The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        9.     Counterparts.   This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

        10.     Notices.   Any notice under this Agreement, shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed:

                (a)     if to the Administrator, to: Mount Yale Portfolio Advisors, LLC, ______________________________; or (b) if to the Company, to: Mount Yale Asset Management, LLC, 8000 Norman Center Drive, Suite 630, Minneapolis, MN 55437.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MOUNT YALE OPPORTUNITY FUND, LLC
By:

Name: Title:
MOUNT YALE PORTFOLIO ADVISORS, LLC By:
By:

Name: Title: